United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-

1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No.     )*

DivX, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

255413 10 6 (CUSIP Number)

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. Of Persons (Entities Only)

Zone Venture Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

4,703,446 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

4,703,446 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

4,703,446 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

14.32%
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Zone Ventures Management Company II, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

4,886,779 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

4,886,779 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

4,886,779 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

14.88% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Franchise LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

4,886,779 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

4,886,779 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

4,886,779 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

14.88% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Zone Venture Fund II Annex, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

183,333 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

183,333 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

183,333 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.56% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Timothy Draper Living Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

796,588 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

796,588 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

796,588 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

2.42% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

The Draper 1999 Grandchildren’s Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

138,889 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

138,889 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

138,889 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.42% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

110,192 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

110,192 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

110,192 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.34% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

(See Items 2 and 4)
6. Shared Voting Power

5,932,448 (See Items 2 and 4)
7. Sole Dispositive Power

(See Items 2 and 4)
8. Shared Dispositive Power

5,932,448 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,932,448 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

18.06% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Frank M. Creer
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

4,886,779 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

4,886,779 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

4,886,779 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

14.88% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Rebecca S. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

138,889 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

138,889 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

138,889 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.42% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Polly C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

138,889 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

138,889 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

138,889 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.42% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Melissa P. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

796,588 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

796,588 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

796,588 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

2.42% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

Item 1	(a) Name of Issuer:

DivX, Inc.

Item 1	(b) Address of Issuer’s principal executive offices:

4780 Eastgate Mall San Diego, California 92121

Item 2.	This Schedule 13G is filed on behalf of (i) Zone Venture Fund II, L.P., a California limited partnership, (ii) Zone Ventures Management Company II, LLC, a California limited liability company, (iii) Draper Franchise LLC, a California limited liability company, (iv) Zone Venture Fund II Annex, L.P., a California limited partnership; (v) Timothy Draper Living Trust, a trust formed under the laws of the State of California, (vi) The Draper 1999 Grandchildren’s Trust, a trust formed under the laws of the State of California, (vii) JABE LLC, a California limited liability company (“JABE”), (viii) Timothy C. Draper, a United States citizen (“T. Draper”), (ix) Frank M. Creer, a United States citizen (“Creer”), (x) Rebecca S. Draper, a United States citizen (“R. Draper”), (xi) Polly C. Draper, a United States citizen (“P. Draper”) and (xii) Melissa P. Draper, a United States citizen (“M. Draper”).

Relationships

(1) Zone Venture Fund II, L.P. is a California limited partnership (“Zone Venture Fund II”).

(2) Zone Ventures Management Company II, LLC (“Zone Ventures Management Company II”), is the general partner of Zone Venture Fund II and Zone Fund II Annex. Mr. Creer and Draper Franchise LLC are the managing members of Zone Ventures Management Company II.

(3) Draper Franchise LLC (“Draper Franchise”) is an affiliate of Zone Venture Fund II. Draper Franchise (of which T. Draper is the managing member) is a managing member of Zone Ventures Management Company II.

(4) Zone Venture Fund II Annex, L.P. is a California limited partnership (“Zone Fund II Annex”).

(5) The Timothy Draper Living Trust is a trust formed under the laws of the State of California (“Draper Trust”). Mr. T. Draper and M. Draper are co-trustees of the Draper Trust and share voting and investment power with respect to the shares held by the Draper Trust.

(6) The Draper 1999 Grandchildren’s Trust is a trust formed under the laws of the State of California (“Draper Grandchildren’s Trust”). Mr. T. Draper, R. Draper and P. Draper are co-trustees of the Draper Grandchildren’s Trust and shared voting and investment power with respect to the shares held by the Draper Grandchildren’s Trust.

(7) JABE, LLC is a California limited liability company (“JABE”). T. Draper is a member of JABE and has voting and investment power with respect to the shares held by JABE.

Messrs. T. Draper and Creer and Mesdames M. Draper, R. Draper and P. Draper disclaim beneficial ownership of the shares held directly by Zone Venture Fund II, Zone Fund II Annex, Zone Ventures Management Company II, the Draper Trust, the Draper Grandchildren’s Trust and JABE, except to the extent of their pecuniary interest therein.

Item 2	(a)	Name of person filing:

Zone Venture Fund II, L.P.

Zone Ventures Management Company II, LLC

Draper Franchise LLC

Zone Venture Fund II Annex, L.P.

Timothy Draper Living Trust

The Draper 1999 Grandchildren’s Trust

JABE LLC

Timothy C. Draper

Frank M. Creer

Rebecca S. Draper

Polly C. Draper

Melissa P. Draper

Item 2	(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2	(c)	Citizenship:

		Zone Venture Fund II, L.P.	United States

		Zone Ventures Management Company II, LLC	United States

		Draper Franchise LLC	United States

		Zone Venture Fund II Annex, L.P.	United States

		Timothy Draper Living Trust	United States

		The Draper 1999 Grandchildren’s Trust	United States

		JABE LLC	United States

		Timothy C. Draper	United States

		Frank M. Creer	United States

		Rebecca S. Draper	United States

		Polly C. Draper	United States

		Melissa P. Draper	United States

Item 2	(d)	Title of class of securities:

Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on May 5, 2006. Each of the Reporting Persons identified in Item 2(a) above holds Common Stock

Item 2	(e)	CUSIP No.:

255413 10 6

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐	Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

	(h)	☐	A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Zone Venture Fund II, L.P.

	A.	Amount Beneficially owned:

4,703,446

	B.	Percent of Class:

14.32%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

4,703,446

		3.	sole dispositive power:

0

		4.	shared dispositive power:

4,703,446

Zone Ventures Management Company II, LLC

	A.	Amount Beneficially owned:

4,886,779

	B.	Percent of Class:

14.88%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

4,886,779

		3.	sole dispositive power:

0

		4.	shared dispositive power:

4,886,779

Draper Franchise LLC

	A.	Amount Beneficially owned:

4,886,779

	B.	Percent of Class:

14.88%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

4,886,779

		3.	sole dispositive power:

0

		4.	shared dispositive power:

4,886,779

Zone Venture Fund II Annex, L.P.

	A.	Amount Beneficially owned:

183,333

	B.	Percent of Class:

0.56%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

183,333

		3.	sole dispositive power:

0

		4.	shared dispositive power:

183,333

Timothy Draper Living Trust

	A.	Amount Beneficially owned:

796,588

	B.	Percent of Class:

2.42%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

796,588

		3.	sole dispositive power:

0

		4.	shared dispositive power:

796,588

The Draper1999 Grandchildren’s Trust

A.	Amount Beneficially owned:

138,889

B.	Percent of Class:

0.42%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

138,889

	3.	sole dispositive power:

0

	4.	shared dispositive power:

138,889

JABE LLC

A.	Amount Beneficially owned:

110,192

B.	Percent of Class:

0.34%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

110,192

	3.	sole dispositive power:

0

	4.	shared dispositive power:

110,192

Timothy C. Draper

A.	Amount Beneficially owned:

5,932,448

B.	Percent of Class:

18.06%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

5,932,448

	3.	sole dispositive power:

0

	4.	shared dispositive power:

5,932,448

Frank M. Creer

A.	Amount Beneficially owned:

4,886,779

B.	Percent of Class:

14.88%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

4,886,779

	3.	sole dispositive power:

0

	4.	shared dispositive power:

4,886,779

Rebecca S. Draper

A.	Amount Beneficially owned:

138,889

B.	Percent of Class:

0.42%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

138,889

	3.	sole dispositive power:

0

	4.	shared dispositive power:

138,889

Polly C. Draper

A.	Amount Beneficially owned:

138,889

B.	Percent of Class:

0.42%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

138,889

	3.	sole dispositive power:

0

	4.	shared dispositive power:

138,889

Melissa P. Draper

A.	Amount Beneficially owned:

796,588

B.	Percent of Class:

2.42%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

0

	2.	shared voting power:

796,588

	3.	sole dispositive power:

0

	4.	shared dispositive power:

796,588

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

Zone Venture Fund II, L.P.
By:	Zone Ventures Management Company II, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Partner

Zone Ventures Management Company II, LLC
By:	Draper Franchise LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Draper Franchise LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Zone Venture Fund II Annex, L.P.
By:	Zone Ventures Management Company II, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Timothy Draper Living Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

The Draper 1999 Grandchildren’s Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

JABE LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Member

/s/ Timothy C. Draper
Timothy C. Draper

/s/ Frank M. Creer
Frank M. Creer

/s/ Rebecca S. Draper
Rebecca S. Draper

/s/ Polly C. Draper
Polly C. Draper

/s/ Melissa P. Draper
Melissa P. Draper

Exhibit Index

Exhibit	Description
99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith